File Nos. 70-7888 / 70-9483 / 70-9469

                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                          AMENDMENT NO. 1
                                TO

            POST-EFFECTIVE AMENDMENT NOS. 19, 1, and 1

                             FORM U-1

                     APPLICATION / DECLARATION
                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ___________________________________

   Allegheny Energy, Inc.     Allegheny Energy Supply Company, LLC
   10435 Downsville Pike      R.R. 12, P.O. Box 1000
   Hagerstown, MD  21740      Roseytown,Penna. 15601

   West Penn Power Company    Allegheny Energy Service Corporation
   800 Cabin Hill Drive       10435 Downsville Pike
   Greensburg, PA  15601      Hagerstown, MD  21740

                   _____________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD  21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:

                     Thomas K. Henderson, Esq.
                Vice President and General Counsel
                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                       Hagerstown, MD  21740

                          AMENDMENT NO. 1
                                TO
            POST-EFFECTIVE AMENDMENT NOS. 19, 1, and 1
                             FORM U-1


     On or about March 21, 2000, Applicants filed with this Commission Post-Effective Amendment Nos. 19, 1, and 1 in Commission File Nos. 70-7888, 70-9483, and 70-9469, respectively. By this amendment, pursuant to the recommendation of Commission Staff, Applicants respectfully amends the respective filings in Commission File Nos. 70-7888, 70-9483, and 70-9469 to withdraw Post-Effective Amendment Nos. 19, 1, and 1. The request will be refiled under a new to-be-assigned file number.


                             SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, as amended, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


                              ALLEGHENY ENERGY, INC.

                              /s/ THOMAS K. HENDERSON, ESQ.

                              Thomas K. Henderson, Esq.



                              ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                              /s/ THOMAS K. HENDERSON, ESQ.

                              Thomas K. Henderson, Esq.



                              WEST PENN POWER COMPANY

                              /s/ THOMAS K. HENDERSON, ESQ.

                              Thomas K. Henderson, Esq.



                              ALLEGHENY ENERGY SERVICE CORPORATION

                              /s/ THOMAS K. HENDERSON, ESQ.

                              Thomas K. Henderson, Esq.



Dated:  May 5, 2000